Exhibit 23.2
Ausenco Engineering USA South Inc.
595 S. Meyer Ave.
Tucson, AZ 85701

CONSENT OF AUSENCO ENGINEERING USA SOUTH INC.

Ausenco Engineering USA South Inc. (“Ausenco”), in connection with the filing of the Hycroft Mining Holding Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K), consents to:

•the filing of the technical report summary titled “Hycroft Technical Report Summary and Initial Assessment” (the “2026 Hycroft TRS”), with an effective date of January 21, 2026, as an exhibit to and referenced in the Form 10-K;

•the use of and references to our name in connection with the Form 10-K and the 2026 Hycroft TRS; and

•the information derived, summarized, quoted or referenced from the 2026 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

Ausenco also consents to the incorporation by reference in Hycroft Mining Holding Corporation’s registration statements on Form S-8 (Nos. 333-249620 333-265434, and 333-292803) of the above items as included in the Form 10-K.

Ausenco is responsible for authoring, and this consent pertains to, the following Sections of the 2026 Hycroft TRS: 1.1, 1.2, 1.3, 1.8, 2.1-2.4.1, 2.5-2.7, 3.1-3.7, 3.10-3.12, 4, 10, 12-19, 21, 22.1 22.2, 22.5, 22.7.1.3, 22.7.2.2, 23.3. 23.5 and portions of sections 1.10, 1.11, 24, and 25.

March 3, 2026

/s/ David Thomas
Signature of Authorized Person for
Ausenco Engineering USA South Inc.

David Thomas
Print name of Authorized Person for
Ausenco Engineering USA South Inc.
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